To the Board of Directors
Synergy Technologies Corporation

We hereby consent to the use of our report dated July 22, 2000 and our Review Report dated November 3, 2000 relating to the consolidated financial statements of Westsphere Asset Corporation, Inc. and consolidated subsidiaries for inclusion in Amendment 1 and any further amendments to Form 10-SB.

/S/MILLER AND MCCOLLOM
Miller and McCollom

Denver, Colorado
January 29, 2001